EXHIBIT 2.1



                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                               BETA ZENO CORP.,

                               ALPHA ZENO CORP.

                                      and

                               AMP INCORPORATED



                                   including

                                   GUARANTEE

                                       of

                            TYCO INTERNATIONAL LTD.










                         Dated as of November 22, 1998




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                               TABLE OF CONTENTS


                                   ARTICLE I

                                  THE MERGER...............................  2
      SECTION 1.01.  The Merger............................................  2
      SECTION 1.02.  Effective Time........................................  2
      SECTION 1.03.  Effect of the Merger..................................  2
      SECTION 1.04.  Articles of Incorporation; Bylaws.....................  2
      SECTION 1.05.  Directors and Officers................................  3
      SECTION 1.06.  Effect on Securities, Etc.............................  3
      SECTION 1.07.  Exchange of Certificates..............................  6
      SECTION 1.08.  Stock Transfer Books..................................  8
      SECTION 1.09.  No Further Ownership Rights in Company Common Stock...  8
      SECTION 1.10.  Lost, Stolen or Destroyed Certificates................  9
      SECTION 1.11.  Tax and Accounting Consequences.......................  9
      SECTION 1.12.  Taking of Necessary Action; Further Action............  9
      SECTION 1.13.  Material Adverse Effect...............................  9

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY............. 10
      SECTION 2.01.  Organization and Qualification; Subsidiaries.......... 10
      SECTION 2.02.  Articles of Incorporation and Bylaws.................. 10
      SECTION 2.03.  Capitalization........................................ 11
      SECTION 2.04.  Authority Relative to this Agreement and Stock Option
                       Agreement........................................... 12
      SECTION 2.05.  No Conflict; Required Filings and Consents............ 12
      SECTION 2.06.  Compliance; Permits................................... 14
      SECTION 2.07.  SEC Filings; Financial Statements..................... 14
      SECTION 2.08.  Absence of Certain Changes or Events.................. 15
      SECTION 2.09.  No Undisclosed Liabilities............................ 15
      SECTION 2.10.  Absence of Litigation................................. 15
      SECTION 2.11.  Employee Benefit Plans; Employment Agreements......... 15
      SECTION 2.12.  Labor Matters......................................... 19
      SECTION 2.13.  Registration Statement; Joint Proxy
                       Statement/Prospectus................................ 19
      SECTION 2.14.  Restrictions on Business Activities................... 20
      SECTION 2.15.  Title to Property..................................... 20
      SECTION 2.16.  Taxes................................................. 20
      SECTION 2.17.  Environmental Matters................................. 21
      SECTION 2.18.  Brokers............................................... 23
      SECTION 2.19.  Intellectual Property................................. 23
      SECTION 2.20.  Interested Party Transactions......................... 25
      SECTION 2.21.  Insurance............................................. 25
      SECTION 2.22.  Product Liability and Recalls......................... 25

                                    -i-

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      SECTION 2.23.  Opinion of Financial Advisor.......................... 25
      SECTION 2.24.  Pooling Matters....................................... 25
      SECTION 2.25.  Tax Matters........................................... 26
      SECTION 2.26.  Rights Agreement...................................... 26
      SECTION 2.27.  Supplemental Company Disclosure Schedule.............. 26


                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF BETA AND MERGER SUB......... 26
      SECTION 3.01.  Organization and Qualification; Subsidiaries.......... 26
      SECTION 3.02.  Memorandum of Association and Bye-Laws................ 27
      SECTION 3.03.  Capitalization........................................ 27
      SECTION 3.04.  Authority Relative to this Agreement and the Stock
                       Option Agreement.................................... 28
      SECTION 3.05.  No Conflict; Required Filings and Consents............ 28
      SECTION 3.06.  Compliance; Permits................................... 29
      SECTION 3.07.  SEC Filings; Financial Statements..................... 30
      SECTION 3.08.  Absence of Certain Changes or Events.................. 30
      SECTION 3.09.  No Undisclosed Liabilities............................ 31
      SECTION 3.10.  Absence of Litigation................................. 31
      SECTION 3.11.  Employee Benefit Plans; Employment Agreements......... 34
      SECTION 3.12.  Labor Matters......................................... 33
      SECTION 3.13.  Registration Statement; Joint Proxy
                       Statement/Prospectus................................ 34
      SECTION 3.14.  Restrictions on Business Activities................... 35
      SECTION 3.15.  Title to Property..................................... 35
      SECTION 3.16.  Taxes................................................. 35
      SECTION 3.17.  Environmental Matters................................. 36
      SECTION 3.18.  Brokers............................................... 36
      SECTION 3.19.  Intellectual Property................................. 37
      SECTION 3.20.  Interested Party Transactions......................... 37
      SECTION 3.21.  Insurance............................................. 37
      SECTION 3.22.  Product Liability and Recalls......................... 38
      SECTION 3.23.  Ownership of Beta and Merger Sub; No Prior Activities. 38
      SECTION 3.24.  Pooling Matters....................................... 38
      SECTION 3.25.  Tax Matters........................................... 38
      SECTION 3.26.  PBCL Section 2538..................................... 39

                                  ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE MERGER................. 39
      SECTION 4.01.  Conduct of Business by the Company Pending the Merger. 39
      SECTION 4.02.  No Solicitation....................................... 41
      SECTION 4.03.  Conduct of Business by Tyco Pending the Merger........ 43


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                                   ARTICLE V

                             ADDITIONAL AGREEMENTS......................... 44
      SECTION 5.01.  Joint Proxy Statement/Prospectus; Registration
                       Statemen............................................ 44
      SECTION 5.02.  Company Shareholders Meeting.......................... 44
      SECTION 5.03.  Tyco Shareholders Meeting............................. 45
      SECTION 5.04.  Access to Information; Confidentiality................ 45
      SECTION 5.05.  Consents; Approvals................................... 45
      SECTION 5.06.  Agreements with Respect to Affiliates................. 46
      SECTION 5.07.  Indemnification and Insurance......................... 46
      SECTION 5.08.  Notification of Certain Matters....................... 48
      SECTION 5.09.  Further Action/Tax Treatment.......................... 48
      SECTION 5.10.  Public Announcements.................................. 48
      SECTION 5.11.  Tyco Common Shares.................................... 49
      SECTION 5.12.  Conveyance Taxes...................................... 48
      SECTION 5.13.  Option Plans and Benefits, etc........................ 49
      SECTION 5.14.  Rights Agreement...................................... 50
      SECTION 5.15.  Accountant's Letters.................................. 50
      SECTION 5.16.  Pooling Accounting Treatment.......................... 50
      SECTION 5.17.  Compliance with State Property Transfer Statutes...... 51
      SECTION 5.18.  Director Appointment.................................. 51
      SECTION 5.19.  Termination of Flexitrust............................. 51
      SECTION 5.20.  Charities............................................. 51

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER........................ 52
      SECTION 6.01.  Conditions to Obligation of Each Party to Effect the
                       Merger.............................................. 52
      SECTION 6.02.  Additional Conditions to Obligations of Beta and
                       Merger Sub.......................................... 53
      SECTION 6.03.  Additional Conditions to Obligation of the Company.... 54

                                  ARTICLE VII

                                  TERMINATION.............................. 55
      SECTION 7.01.  Termination........................................... 55
      SECTION 7.02.  Effect of Termination................................. 57
      SECTION 7.03.  Fees and Expenses..................................... 57

                                 ARTICLE VIII

                              GENERAL PROVISIONS........................... 59
      SECTION 8.01.  Effectiveness of Representations, Warranties and
                       Agreements.......................................... 59
      SECTION 8.02.  Notices............................................... 60
      SECTION 8.03.  Certain Definitions................................... 61
      SECTION 8.04.  Amendment............................................. 62
      SECTION 8.05.  Waiver................................................ 62
      SECTION 8.06.  Headings.............................................. 62
      SECTION 8.07.  Severability.......................................... 62

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      SECTION 8.08.  Entire Agreement...................................... 63
      SECTION 8.09.  Assignment............................................ 63
      SECTION 8.10.  Parties in Interest................................... 63
      SECTION 8.11.  Failure or Indulgence Not Waiver; Remedies Cumulative. 63
      SECTION 8.12.  Governing Law; Jurisdiction........................... 63
      SECTION 8.13.  Counterparts.......................................... 63
      SECTION 8.14.  WAIVER OF JURY TRIAL.................................. 64

                    GUARANTEE...............................................65

                                    -iv-

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                         AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER, dated as of November 22, 1998 (this "Agreement"), among Beta Zeno Corp. ("Beta"), a Pennsylvania corporation and a direct, wholly-owned subsidiary of Tyco International Ltd. ("Tyco"), Alpha Zeno Corp., a Pennsylvania corporation and a direct, wholly-owned subsidiary of Beta ("Merger Sub"), and AMP Incorporated, a Pennsylvania corporation (the "Company").

                             W I T N E S S E T H:

            WHEREAS, the Boards of Directors of Beta, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders, and consistent with and in furtherance of their respective business strategies and goals, for Beta to acquire all of the outstanding shares of the Company through the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein;

            WHEREAS, in furtherance of such combination, the Boards of Directors of Beta , Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania (the "PBCL"), and upon the terms and subject to the conditions set forth herein;

            WHEREAS, Beta, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder and that the transactions contemplated by this Agreement be undertaken pursuant to such plan;

            WHEREAS, Beta, Merger Sub and the Company intend that the Merger be accounted for as a pooling of interests for financial reporting purposes;

            WHEREAS, pursuant to the Merger, each outstanding share (together with the common stock purchase right associated therewith, a "Share") of the Company's Common Stock, without par value (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.07(b)), upon the terms and subject to the conditions set forth herein;

            WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the Company's willingness to enter into this Agreement, Tyco has agreed fully and unconditionally to guarantee the representations, warranties, covenants, agreements and other obligations of Beta and Merger Sub in this Agreement; and

            WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to Beta's and Merger Sub's entry into this Agreement, the Company and Beta have entered into a Stock Option Agreement (the "Stock Option Agreement") of even date herewith and attached hereto as Exhibit A;

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            NOW, THEREFORE, in consideration of the foregoing and the
mutual covenants and agreements herein contained, and intending to be legally bound hereby, Beta, Merger Sub and the Company hereby agree as follows:


                                   ARTICLE I

                                  THE MERGER

            SECTION 1.01. The Merger. (a) At the Effective Time (as defined in Section 1.02), and subject to and upon the terms and conditions of this Agreement and the PBCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation").

            SECTION 1.02. Effective Time. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01, as promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing articles of merger as contemplated by the PBCL (the "Articles of Merger"), together with any required related certificates, with the Corporation Bureau, Department of State of the Commonwealth of Pennsylvania, in such form as required by, and executed in accordance with the relevant provisions of, the PBCL. The Merger shall become effective at the time of such filing or at such later time, which will be as soon as reasonably practicable, specified in the Articles of Merger (the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY, unless another time or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

            SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            SECTION 1.04. Articles of Incorporation; Bylaws. (a) Articles of Incorporation. Unless otherwise determined by Beta prior to the Effective Time, at the Effective Time, the Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the PBCL and such Articles of Incorporation; provided, however, that Article FOURTH of the Surviving Corporation's Articles of Incorporation shall be amended and restated in the Merger to read in its entirety as follows: "FOURTH.

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The aggregate number of shares authorized is 1,000 shares of common stock, par value $0.01 per share."

            (b) Bylaws. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving
Corporation until thereafter amended as provided by the PBCL, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

            SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

            SECTION 1.06. Effect on Securities, Etc. At the Effective Time, by virtue of the Merger and without any action on the part of Beta, Merger Sub, the Company or the holders of any securities of the Company:

            (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(b)) shall be converted, subject to
Section 1.06(e) and Section 1.06(f), into the right to receive a fraction of a validly issued, fully paid and nonassessable common share, par value $0.20 per share, of Tyco (a "Tyco Common Share") such fraction to be in the ratio provided below (the "Exchange Ratio"). If the Average Stock Price (as hereinafter defined) is:

            (i) greater than $73.50, the Exchange Ratio shall be equal to $55.95 divided by the Average Stock Price;

            (ii) equal to or greater than $67.00 but less than or equal to $73.50, the Exchange Ratio shall be fixed at 0.7612;

            (iii) equal to or greater than $60.00 but less than $67.00, the
                  Exchange Ratio shall be equal to $51.00 divided by the Average Stock Price; or

            (iv) less than $60.00, the Exchange Ratio shall be equal to $51.00 divided by the Average Stock Price (provided that Beta will have the right to terminate this Agreement by reason of such Average Stock Price pursuant to Section 7.01(i)), except that if the Company has given notice in accordance with Section 7.01(i), the Exchange Ratio shall be fixed at 0.8500.

"Average Stock Price" means the average of the Daily Per Share Prices (as hereinafter defined) for the fifteen consecutive trading days ending on the fourth trading day prior to the Company Shareholders Meeting (as defined in Section 2.13). The "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices on the New York

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Stock Exchange, Inc. (the "NYSE") of Tyco Common Shares (as reported in the
NYSE Composite Transaction Tape) for that day.

            (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Beta, Merger Sub or any direct or indirect, wholly-owned subsidiary of the Company or Tyco immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

            (c) Company/Equity Awards. (i) Stock Options. Each option outstanding at the Effective Time to purchase shares of Company Common Stock (a "Stock Option") granted under (A) the Company's Stock Option Plan for Outside Directors, as amended, (B) the Company's 1993 Long-Term Equity Incentive Plan, as amended (the "1993 Plan") or (C) any other stock option plan or agreement of the Company (collectively, the "Company Stock Option Plans") shall constitute an option (an "Adjusted Option") to acquire, on the same terms and conditions mutatis mutandis as were applicable under such Stock Option prior to the Effective Time (but taking account of the Merger), the number of Tyco Common Shares (rounded to the nearest whole Tyco Common Share) as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option in full immediately prior to the Effective Time, at a price per share (rounded to the nearest whole cent) equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of Tyco Common Shares deemed purchasable pursuant to such Adjusted Option. The other terms of each such Stock Option, and the plans under which they were issued, shall continue to apply in accordance with their terms, including, to the extent provided therein, the acceleration of vesting of such Stock Options in connection with the transactions contemplated hereby. As soon as practicable after the Effective Time, Beta shall cause to be delivered to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and that such Stock Option shall continue in effect on the same terms and conditions (subject to the adjustments as a result of the Merger described in this Section 1.06(c)).

            (ii) Restricted Stock. Except as set forth on Section 1.06(c)(ii) of the Company Disclosure Schedule (as defined in Section 2.01) and subject to the immediately following sentence, all restricted Shares subject to awards granted pursuant to the 1993 Plan or pursuant to any other plan or agreement of the Company, including but not limited to "Performance Restricted Shares," in accordance with the terms of such plans and agreements as in effect on the date hereof, shall become immediately vested and free of restrictions as of the Effective Time and each such award shall be converted into the number of Tyco Common Shares calculated by multiplying (A) the sum of (1) the number of restricted Shares subject to such award plus (2) the number of phantom Shares credited to the awardee's "Dividend Reinvestment Account" by (B) the Exchange Ratio. Notwithstanding the immediately preceding sentence, awards of Performance Restricted Shares granted to an employee who is party to an "Executive Severance Agreement" with the Company, in accordance with the terms of such Executive Severance Agreement as in effect on the date hereof, shall, as of the Effective Time, become immediately vested and free of restrictions as of consummation of the Merger, and such award shall be converted into a number of Tyco Common Shares equal to two times the product of (A) the sum

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of (1) the number of restricted Shares subject to such award plus (2) the number of phantom Shares credited to the awardee's Dividend Reinvestment Account and (B) the Exchange Ratio.

            (iii) Bonus Units. Bonus Units subject to awards granted under the Company's Bonus Plan (Stock plus Cash) (the "Stock Plus Cash Plan"), in accordance with the terms of such Plan as in effect on the date hereof (but subject to the terms of any Executive Severance Agreement with the holder of such a Bonus Unit as in effect on the date hereof), shall, as of the Effective Time, be converted into Bonus Units relating to Tyco Common Shares. The number of Tyco Common Shares to be issued in respect of each such award of Bonus Units shall be the result obtained by (A) calculating the excess, if any, of (1) the "Market Value" (as defined in the Stock Plus Cash Plan) or the "Fair Market Value" (as defined in Section 2(a) of the Executive Severance Agreement with the Company), as applicable to the particular holder (the applicable value being referred to as the "Market Price") over (2) the per Bonus Unit Designated Value (as defined in the Stock Plus Cash Plan) of such award; (B) multiplying the result obtained pursuant to clause (A) by the number of Bonus Units subject to such award;
(C) dividing the product obtained pursuant to clause (B) by the Market Price; and (D) multiplying the quotient obtained pursuant to clause (C) by the Exchange Ratio. The Tyco Common Shares so determined shall be issued on the date or dates set forth under the terms of the agreement evidencing the award of Bonus Units, subject to the terms of the applicable Executive Severance Agreement as in effect on the date hereof. In addition, the Cash Bonus (as defined in the Stock Plus Cash Plan) in respect thereof shall be paid in accordance with the terms of such Plan as in effect of the date hereof, subject to the terms of the applicable Executive Severance Agreement as in effect on the date hereof.

            Bonus Units subject to awards granted under the 1993 Plan shall be payable as of the Effective Time in accordance with the terms of such Plan as in effect on the date hereof, in a number of Tyco Common Shares calculated as follows: the number of Tyco Common Shares to be issued as of such date shall be the result obtained by (A) calculating the excess, if any, of (1) the "Fair Market Value" (as defined in the 1993 Plan) or the "Fair Market Value" (as defined in Section 2(a)) of the Executive Severance Agreement with the Company), as applicable to the particular holder (the applicable value being referred to as the "Market Price") over (2) the per Bonus Unit Designated Value (as defined in the 1993 Plan) of such award;
(B) multiplying the result obtained pursuant to clause (A) by the number of Bonus Units subject to such award; (C) dividing the product obtained pursuant to clause (B) by the Market Price; and (D) multiplying the quotient obtained pursuant to clause (C) by the Exchange Ratio. In addition, the Cash Bonus (as defined in such Plan) in respect of such distribution shall be paid to each holder of such Bonus Units in accordance with the terms of such Plan as in effect of the date hereof, subject to the terms of the applicable Executive Severance Agreement as in effect on the date hereof.

            (iv) Phantom Shares. The number of phantom Shares credited to a participant's account under the Company's Deferred Compensation Plan, Deferred Compensation Plan for Non-Employee Directors and Deferred Stock Accumulation Plan for Outside Directors, in accordance with the terms of such Plan as in effect of the date hereof, shall be adjusted by

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multiplying such number of phantom Shares by the Exchange Ratio. Such accounts shall otherwise be subject to the terms of such Plans.

            Beta shall take all action necessary such that Tyco will reserve for issuance a sufficient number of Tyco Common Shares for delivery upon exercise of Adjusted Options and distributions in respect to Bonus Units and restricted stock awards in accordance with this Section 1.06(c). As soon as practicable following the Effective Time, Beta shall take all action necessary such that Tyco will register the Tyco Common Shares subject to the Adjusted Options under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder (the "Securities Act") pursuant to a registration statement on Form S-8 (or any successor or other appropriate form) to the extent such registration is required under the Securities Act, and to use at least such efforts as are applied to Tyco's other stock options generally to cause the effectiveness of such registration statement or registration statements (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as the Adjusted Options remain outstanding (subject to interruptions of such effectiveness or current status as may be reasonably required from time to time, and are applicable to registration statements of Tyco with respect to its option plans generally, because of developments affecting Tyco or otherwise).


            (d) Capital Stock of Merger Sub. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

            (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Tyco Common Shares or Company Common Stock), distribution, exercise or exchange of Rights (as defined in Section 4.02(d)) or such Rights becoming exercisable, reorganization, recapitalization, split up, combination or exchange of shares or other like event with respect to Tyco Common Shares or Company Common Stock occurring after the date hereof and prior to the Effective Time.

            (f) Fractional Shares. No certificates or scrip representing less than one Tyco Common Share shall be issued upon the surrender for exchange of a certificate or certificates or other evidence for shares issued pursuant to the Company's direct registration system which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Tyco Common Share upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the last reported sale price per Tyco Common Share on the NYSE Composite Transaction Tape on the last trading day prior to the date of the Effective Time.

            SECTION 1.07. Exchange of Certificates. (a) Exchange Agent. At or prior to the Effective Time, Beta shall cause to be supplied to or for such bank or trust company as shall be designated by Beta and shall be reasonably acceptable to the Company (the "Exchange Agent"), in trust

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for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.07 through the Exchange Agent, certificates evidencing the Tyco Common Shares issuable pursuant to Section 1.06(a) and the cash to be paid in lieu of fractional shares in exchange for outstanding Shares.

            (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Beta will cause the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Beta may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Tyco Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor solely (A) certificates evidencing that number of whole Tyco Common Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate and (B) cash in respect of fractional shares as provided in Section 1.06(f) (the Tyco Common Shares and cash in respect of fractional shares being, collectively, the "Merger Consideration"). The holder of such Certificate, upon its exchange for Tyco Common Shares, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 1.07(c). Certificates surrendered pursuant to this Section 1.07(b) shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, Merger Consideration, dividends or distributions may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the number of full Tyco Common Shares, and cash in respect of fractional shares, into which such shares of the Company Common Stock shall have been so converted. The provisions of this Section
1.07 shall be appropriately adjusted to the extent necessary to preserve and implement the intent of this section with respect to Certificates issued pursuant to the direct registration system.

            (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Tyco Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Tyco Common Shares he is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of Section 1.07(b). Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Tyco Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Tyco Common Shares.

            (d) Transfers of Ownership. If any certificate for Tyco Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Beta or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Tyco Common Shares in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Beta or any agent designated by it that such tax has been paid or is not payable.

            (e) Escheat. Neither Beta, Merger Sub nor the Company nor any of their respective affiliates shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (f) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock and from any cash dividends or other distributions that the holder is entitled to receive under Section 1.07(c), such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-United States tax law. To the extent that amounts are so withheld by the Exchange Agent, such portion of the Merger Consideration and other such amounts payable under
Section 1.07(c) that are withheld shall be treated for all purposes of this Agreement as having been received by the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent.

            (g) Undistributed Certificates. Any portion of the certificates evidencing the Tyco Common Shares and the cash to be paid in lieu of fractional shares supplied to the Exchange Agent which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Beta, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 1.07 shall thereafter look only to Beta for payment of their claim for Merger Consideration and any dividends or distributions with respect to Tyco Common Shares.

            SECTION 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

            SECTION 1.09. No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

            SECTION 1.10. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Tyco Common Shares as may be required pursuant to Section 1.06(a); provided, however, that Beta may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Tyco, Beta or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

            SECTION 1.11. Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and the regulations promulgated thereunder and (ii) subject to applicable accounting standards, qualify for accounting treatment as a pooling of interests. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

            SECTION 1.12. Taking of Necessary Action; Further Action. Each of Beta, Merger Sub and the Company will take all such reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

            SECTION 1.13. Material Adverse Effect. When used in connection with the Company or any of its subsidiaries or Tyco or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Tyco and its subsidiaries, as the case may be, in each case taken as a whole; provided, however, that effects of changes that are applicable to (A) the United States economy generally or (B) the United States securities markets generally shall be excluded from the definition of "Material Adverse Effect" and from any determination as to whether a Material Adverse Effect has occurred or may occur.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Beta and Merger Sub as follows:

            SECTION 2.01. Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the Company's "significant" subsidiaries, as defined in Regulation S-X, is included as an exhibit to the Company's 1997 Annual Report on Form 10-K (the "Company Significant Subsidiaries"). The Company has furnished or will furnish to Beta a list of all subsidiaries of the Company together with the jurisdiction of incorporation of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by the Company or another subsidiary of the Company in Section 2.01of the written disclosure schedule previously delivered by the Company to Beta (the "Company Disclosure Schedule") or in Section 2.01 of the supplement to the Company Disclosure Schedule to be delivered to Beta not later than 14 days from the date of this Agreement (the "Supplemental Company Disclosure Schedule"). Except as set forth in Section 2.01 of the Company Disclosure Schedule or the Company SEC Reports (as defined in Section 2.07 below), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), with respect to which interest the Company has invested (and currently owns) or is required to invest $10,000,000 or more, excluding securities in any publicly-traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

            SECTION 2.02. Articles of Incorporation and Bylaws. The Company has heretofore made available to Beta a complete and correct copy of its Restated Articles of Incorporation and Bylaws as amended to date (the "Company Charter Documents"), and will make available to Beta , as promptly as practicable, the Articles of Incorporation and Bylaws (or equivalent organizational documents) of each of its subsidiaries reasonably requested by Beta (the "Subsidiary Documents"). Such Company Charter Documents and Subsidiary Documents are in full force and effect. Neither the Company nor any of the Company Significant Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents, except for violations of the documents which do not and are not reasonably likely to materially interfere with the operations of such entity. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents, except for violations of such documents which, individually or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect.

            SECTION 2.03. Capitalization. (a) The authorized capital stock of the Company consists of 700,000,000 shares of Company Common Stock. As of November 18, 1998, 218,789,869 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable (excluding shares which are issued but not outstanding all of which are not entitled to vote), (iii) no shares of Company Common Stock were held by subsidiaries of the Company, (iv) 9,260,282 shares of Company Common Stock were reserved for existing grants and 739,758 shares were reserved for future grants pursuant to the Company Stock Option Plans, (v) 3,000,000 shares of Company Common Stock were reserved and available for future issuance pursuant to the Company's 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), and (vi) 25,000,000 shares of Company Common Stock were reserved and available for issuance pursuant to the Company's proposed "Flexitrust Agreement" (the "Flexitrust") described in Amendment No. 20 to the Company's 14D-9, filed with the SEC on September 28, 1998. Except as set forth in Section 2.03 of the Company Disclosure Schedule, no change in such capitalization has occurred since November 18, 1998, except for changes resulting from the exercise of Stock Options. Except as set forth in Section 2.01, this Section 2.03 or Section 2.11 or in Section 2.03 or Section 2.11 of the Company Disclosure Schedule or the Company SEC Reports or as contemplated by the Stock Option Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company or any of its subsidiaries relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully-paid and nonassessable. Except as disclosed in Section 2.03 of the Company Disclosure Schedule or the Company SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary. Except as disclosed in Section 2.03 of the Company Disclosure Schedule or the Company SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business and other than obligations in amounts less than $3,000,000 individually and $25,000,000 in the aggregate. Except as set forth in Sections 2.01 and 2.03 of the Company Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries are duly authorized, validly issued, fully-paid and nonassessable, and all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

            (b) The Company's Board of Directors has rescinded all authority of the Company to repurchase any of its securities and has resolved to terminate the Company's tender for shares of Company Common Stock pursuant to its Offer to Purchase, dated October 9, 1998 (the "Company's Tender Offer"), immediately upon the execution of this Agreement and without having purchased or accepted for purchase any shares of Company Common Stock, and the Company has no obligation to purchase or accept for purchase any such shares pursuant thereto or any other securities of the Company. The Company will publicly announce such termination by 9:00 a.m. E.S.T. on November 23, 1998.

            SECTION 2.04. Authority Relative to this Agreement and Stock Option Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the transactions so contemplated (other than the approval of the Merger and this Agreement by the Company's shareholders in accordance with the PBCL and the Company's Charter Documents). As of the date hereof, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into this Agreement and the Stock Option Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement and have adopted resolutions so that Subchapters 25F and Section 2538 of the PBCL are not applicable to Tyco or any of its affiliates or to the Merger or the other transactions contemplated by this Agreement. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Tyco, Beta and Merger Sub of each such agreement and/or the guarantee thereof, as applicable, each constitutes a legal, valid and binding obligation of the Company.

            SECTION 2.05. No Conflict; Required Filings and Consents. (a)
Section 2.05(a) of the Company Disclosure Schedule includes, as of the date hereof, a list of (i) other than intercompany, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount equal to or exceeding $15,000,000 to which the Company or any of its subsidiaries is a party or by which any of them is bound; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of any such contact, agreement, commitment, or other understanding or arrangement, individual payments or receipts by the Company or any of its subsidiaries of less than $15,000,000 over the term of such contract, commitment, agreement, or other understanding or arrangement; and (iii) all agreements which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules and regulations thereunder (the "Exchange Act") but have not been so filed with the SEC.

            (b) Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Stock Option Agreement by the Company does not, and the performance of this Agreement and the Stock Option Agreement by the Company will not, (i) conflict with or violate the Restated Articles of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in the case of clauses
(ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each, a "Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), filings under the Exon-Florio Act, filings and consents under any applicable foreign laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("Foreign Monopoly Laws"), filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and the filing and recordation of appropriate merger or other documents as required by the PBCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement or the Stock Option Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or
(iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company.

            SECTION 2.06. Compliance; Permits. (a) Except as disclosed in
Section 2.06(a) of the Company Disclosure Schedule or the Company SEC Reports, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or
(ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            (b) Except as disclosed in Section 2.06(b) of the Company Disclosure Schedule or the Company SEC Reports, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Company Permits"), except where the failure to hold such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except as described in the Company SEC Reports or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 2.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed with the SEC since December 31, 1995 (collectively, the "Company SEC Reports"). Except as disclosed in Section 2.07 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Company SEC Reports), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

            SECTION 2.08. Absence of Certain Changes or Events. Except as set forth in Section 2.08 of the Company Disclosure Schedule or the Company SEC Reports or actions (other than actions of the type prohibited by Section 4.01) relating to the unsolicited efforts of AlliedSignal, Inc. ("AlliedSignal") to acquire the Company, since September 30, 1998, the Company has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or circumstances constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Restated Articles of Incorporation or Bylaws of the Company; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices; or (v) other than in the ordinary course of business, any sale of a material amount of assets of the Company.

            SECTION 2.09. No Undisclosed Liabilities. Except as set forth in Section 2.09 of the Company Disclosure Schedule or the Company SEC Reports, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of September 30, 1998 included in the Company's Quarterly Report of Form 10-Q for the quarter ended September 30, 1998 (the "1998 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1998 Balance Sheet, (c) incurred since September 30, 1998 in the ordinary course of business, (d) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby,
(e) for fees and expenses relating to AlliedSignal's unsolicited efforts to acquire the Company or with respect to the Company's Tender Offer, or (f) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 2.10. Absence of Litigation. Except as set forth in
Section 2.10 and Section 2.19(c) of the Company Disclosure Schedule or the Company SEC Reports or arising out of transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, overtly threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 2.11. Employee Benefit Plans; Employment Agreements.
(a) Section 2.11(a) of the Company Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of the Employee
Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including those which contain change of control provisions or pending change of control provisions), written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer, director or consultant (or any of their beneficiaries) of the Company or any other entity (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company within the meaning of Sections 414(b), (c), (m) or
(o) of the Code or Section 4001(a) (14) or (b) of ERISA (a "Company ERISA Affiliate"), or any subsidiary of the Company, as well as each plan with respect to which the Company or a Company ERISA Affiliate could incur liability under Title IV of ERISA or Section 412 of the Code (together for the purposes of this Section 2.11, the "Company Employee Plans"); provided, however, that a list of (i) all Company International Plans (as defined in Section 2.11(g) hereof) not currently set forth on Section 2.11(a) of the Company Disclosure Schedule and (ii) all individual employment, incentive or compensation arrangements with non-officers of the Company not currently set forth on Section 2.11(a) of the Company Disclosure Schedule shall be provided by the Company to Beta on Section 2.11(a) of the Supplemental Company Disclosure Schedule. To the Company's knowledge, failure to satisfy its obligations under the Company Employee Plans referred to in clauses (i) and (ii) of the immediately preceding sentence would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has made available to Beta, prior to the date of this Agreement, or the Company will make available not later than 30 days after the date of this Agreement, copies of (i) each such written Company
Employee Plan (or a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and communications distributed to plan participants,
(ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA, (iv) the latest reports which have been filed with the Department of Labor with respect to each Company Employee Plan required to make such filing and (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination). For purposes of this Section 2.11, the term "material," when used with respect to (i) any Company Employee Plan, shall mean that the Company or a Company ERISA Affiliate has incurred or may incur obligations in an amount exceeding $1,250,000 with respect to such Company Employee Plan, and (ii) any liability, obligation, breach or non-compliance, shall mean that the Company or a Company ERISA Affiliate has incurred or may incur obligations in an amount exceeding $750,000, with respect to any one such or series of liabilities, obligations, breaches, defaults, violations or instances of non-compliance.

            (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule or the Company SEC Reports, (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA;
(ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject the Company or any Company ERISA Affiliate, directly or indirectly, to a material tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to result in any material liability to the Company or any Company ERISA Affiliate; (iv) all Company Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements of applicable law, and may by their terms be amended and/or terminated at any time subject to applicable law and the terms of each Company Employee Plan, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (v) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, and, to the Company's knowledge, nothing has occurred which may reasonably be expected to impair such determination;
(vi) all contributions required to be made with respect to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vii) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to
Section 4043 of ERISA) has occurred for which there is any material outstanding liability to the Company or any Company ERISA Affiliate nor would the consummation of the transactions contemplated hereby (including the execution of this Agreement) constitute a reportable event for which the 30-day requirement has not been waived; and (viii) neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur any material liability under Title IV of ERISA including, without limitation, with respect to an event described in Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course).

            (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any shares of Company Common Stock that are restricted; and (iii) any other right, directly or indirectly, to receive Company Common Stock, together with the number of shares of Company Common Stock subject to such right.

            (d) To the extent not already included and so labelled in
Section 2.11(a) of the Company Disclosure Schedule, Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $375,000; (iii) all agreements with respect to the services of independent contractors or leased employees whether or not they participate in any of the Company Employee Plans obligating the Company or any of its subsidiaries to make annual cash payments in the aggregate exceeding $375,000; (iv) all officers of the Company or any of its subsidiaries who have executed a non-competition agreement with the Company or any of its subsidiaries; (v) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $375,000, excluding programs and policies required to be maintained by law; and (vi) all plans, programs, agreements and other arrangements of the Company which contain change of control provisions.

            (e) Except as set forth in Section 2.11(e) of the Company Disclosure Schedule: (i) the PBGC has not instituted proceedings to terminate any Company Employee Plan that is subject to Title IV of ERISA (each, a "Company Defined Benefit Plan"); (ii) the Company Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto; (iii) as of January 1, 1998, the present value of the benefit liabilities (within the meaning of Section 4041 of ERISA) of the Company Defined Benefit Plans, determined on an ongoing basis using the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan's most recently completed fiscal year, does not exceed by more than $2,500,000 the value of the Company Defined Benefit Plans' assets and to the knowledge of the Company, nothing has occurred since the end of the most recently completed fiscal year that would adversely affect the funding status of such plans; (iv) all applicable premiums required to be paid to the PBGC with respect to the Company Defined Benefit Plans have been paid;
(v) no facts or circumstances exist with respect to any Company Defined Benefit Plan which would give rise to a lien on the assets of the Company under Section 4068 of ERISA or otherwise; and (vi) as of the date hereof, substantially all of the assets of the Company Defined Benefit Plans are readily marketable securities or insurance contracts.

            (f) Except as set forth in Section 2.11(f) of the Company Disclosure Schedule or in the Company SEC Reports, (i) the Company has never maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in Company stock; (ii) since December 31, 1997, the Company has not proposed nor agreed to any increase in benefits under any Company Employee Plan (or the creation of new benefits) or change in employee coverage which would materially increase the expense of maintaining any Company Employee Plan; (iii) the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee; and (iv) no person will be entitled to any severance benefits under the terms of any Company Employee Plan solely by reason of the consummation of the transactions contemplated by this Agreement.

             (g) Each Company Employee Plan covering non-U.S. employees (a "Company International Plan") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable laws (including any special provisions relating to registered or qualified plans where such Company International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. Except as set forth on Section 2.11(g) of the Company Disclosure Schedule, the fair market value of the assets of each funded Company International Plan, if any, (or the liability of each funded Company International Plan funded through insurance) is sufficient to procure or provide for the benefits accrued thereunder through the Effective Time according to the actuarial assumptions and valuations most recently used to determine employer contributions to the Company International Plan.

            (h) The Company has fiduciary liability insurance of at least $1,500,000 in effect covering the fiduciaries of the Company Employee Plans (including the Company) with respect to whom the Company may have liability.

            SECTION 2.12. Labor Matters. Except as set forth in Section
2.12 of the Company Disclosure Schedule or the Company SEC Reports, (i) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have had, or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) neither the Company nor any of its United States subsidiaries is in breach of any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its United States subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does the Company or any of its United States subsidiaries know of any activities or proceedings of any labor union to organize any significant number of such employees; and (iii) neither the Company nor any of its subsidiaries is in breach of any material collective bargaining agreement or other labor union contract, nor has any knowledge of any activities or proceedings of any labor unions to organize employees, or of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 2.13. Registration Statement; Joint Proxy Statement/Prospectus. Subject to the accuracy of the representations of Beta in Section 3.13, the information supplied by the Company in writing specifically for inclusion in the Registration Statement (as defined in Section 3.13) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the shareholders of the Company in connection with the meeting of the shareholders of the Company to consider the Merger (the "Company Shareholders Meeting"), and to the shareholders of Tyco in connection with the meeting of the shareholders of Tyco to consider the issuance of the Tyco Common Shares in connection with the Merger (the "Tyco Shareholders Meeting" and, together with the Company Shareholders Meeting, the "Shareholders Meetings") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy

Statement/Prospectus") will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Shareholders Meetings contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Beta and Merger Sub. The Joint Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Tyco, Beta or Merger Sub which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Joint Proxy Statement/Prospectus.

            SECTION 2.14. Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule or the Company SEC Reports, to the best of the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its subsidiaries as currently conducted by the Company or such subsidiary, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 2.15. Title to Property. Except as set forth in Sections 2.15 and 2.19(b) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule, the Company and each of its subsidiaries have good title to all of their real properties and other assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 1998 Balance Sheet; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 2.16. Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

             (a) The Company and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all material Tax Returns (as hereinafter defined) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes (as hereinafter defined) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 1998 Balance Sheet have been established or which are being contested in good faith. Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, there are no material claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or threatened audits or investigations for or relating to any liability in respect of any Taxes, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 1998 Balance Sheet have been established or which are being contested in good faith or are immaterial in amount). Neither the Company nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. To the best knowledge of the Company, there are no liens for material amounts of Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. Other than with respect to the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of taxes other than income taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to Taxes.

            (b) For purposes of this Agreement, the term "Tax" shall mean any United States federal, state, local, non-United States or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

            SECTION 2.17. Environmental Matters. (a) Except as set forth in
Section 2.17(a) to the Company Disclosure Schedule or in the Company SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Company and its subsidiaries are in compliance with the Environmental Laws (as hereinafter defined), which compliance includes the possession by the Company and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

            (b) Except as set forth in Section 2.17(b) of the Company Disclosure Schedule or the Company SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims (as hereinafter defined), including claims based on "arranger liability," pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed.

            (c) Except as set forth on Section 2.17(c) of the Company Disclosure Schedule or in the Company SEC Reports, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern (as hereinafter defined), that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in
Section 2.17(d) of the Company Disclosure Schedule or the Company SEC Reports, (i) there are no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or state Superfund site list, and the Company and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by the Company or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries; and (iv) there are no polychlorinated biphenyls (PCBs) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries.

            (e) For purposes of this Agreement:

            (i) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries.

            (ii) "Environmental Laws" means all United States federal, state, local and non-United States laws, regulations, codes and ordinances, relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to CERCLA, RCRA, TSCA, OSHA, the Clean Air Act, the Clean Water Act, each as amended or supplemented, and any applicable transfer statutes or laws.

            (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products, asbestos-containing materials, polychlorinated biphenyls, and any other chemicals, pollutants or substances regulated under any Environmental Law.

            SECTION 2.18. Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston ("CSFB") and Donaldson, Lufkin & Jenrette ("DLJ"), the fees and expenses of each of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Beta a complete and correct copy of all agreements between the Company and CSFB and DLJ pursuant to which such firms would be entitled to any payment relating to the transactions contemplated hereunder.

            SECTION 2.19. Intellectual Property. (a) As used herein, the term "Intellectual Property Assets" shall mean all worldwide intellectual property rights, including, without limitation, patents, trademarks, service marks and copyrights, and registrations and applications therefor, trade names, know-how, trade secrets, computer software programs and proprietary information. As used herein, "Company Intellectual Property Assets" shall mean the Intellectual Property Assets used or owned by the Company or any of its subsidiaries.

            (b) Except as set forth in Section 2.19(b) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property Assets that are used in and otherwise material to the business of the Company and its subsidiaries as currently conducted, without conflict with the rights of others.

            (c) Except as disclosed in Section 2.19(c) of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no claims (i) are currently pending or, to the knowledge of the Company, are threatened by any person with respect to the Company Intellectual Property Assets, or
(ii) are, to the knowledge of the Company, currently pending or threatened by any person with respect to the Intellectual Property Assets of a third party (the "Third Party Intellectual Property Assets") to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Assets by or through the Company or any of its subsidiaries.

            (d) Except as disclosed in Section 2.19(d) of the Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its subsidiaries knows of any valid grounds for any bona fide claim to the effect that the manufacture, sale, licensing or use of any product now used, sold or licensed or proposed for use, sale, license by the Company or any of its subsidiaries infringes on any Third Party Intellectual Property Assets.

            (e) Section 2.19(e) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule sets forth or will set forth a list of (i) all patents and patent applications owned by the Company and/or each of its subsidiaries worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications, material common law trademarks, material trade dress and material slogans, and all trade names owned by the Company and/or each of its subsidiaries worldwide;
(iii) all copyright registrations and copyright applications owned by the Company and/or each of its subsidiaries worldwide; and (iv) all licenses owned by the Company and/or each of its subsidiaries in which the Company and/or each of its subsidiaries is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names or copyrights listed in
Section 2.19(e) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule; or (B) a licensee of any other person's patents, trade names, trademarks, service marks or copyrights material to the Company except for any licenses of software programs that are commercially available "off the shelf." Except as disclosed in Section 2.19(e)(v) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule, the Company and/or each of its subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations and copyright applications and licenses set forth in Section 2.19(e) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule, except where the failure to so protect or maintain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            (f) To the knowledge of the Company, except as set forth in
Section 2.19(e)(v) or 2.19(f) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule or the Company SEC Reports: (i) each patent, patent application, trademark or service mark registration, and trademark or service mark application and copyright registration or copyright application of the Company and/or each of its subsidiaries is valid and subsisting and (ii) each material license of Company Intellectual Property Assets listed on Section 2.19(e) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule is valid, subsisting and enforceable.

            (g) Except as set forth in Section 2.19(g) of the Company Disclosure Schedule, to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

            (h) Except as set forth in Section 2.19(h) of the Company Disclosure Schedule, the disclosure under the heading "YEAR 2000" contained in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998 is accurate and in compliance with applicable law in all material respects.

            SECTION 2.20. Interested Party Transactions. Except as set forth in Section 2.20 of the Company Disclosure Schedule or the Company SEC Reports or for events as to which the amounts involved do not, in the aggregate, exceed $300,000, since the Company's proxy statement dated March 16, 1998, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

            SECTION 2.21. Insurance. Except as disclosed in Section 2.21 of the Company Disclosure Schedule or the Company SEC Reports, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount appropriate for the businesses conducted by the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 2.22. Product Liability and Recalls. (a) Except as disclosed in Section 2.22(a) of the Company Disclosure Schedule or the Company SEC Reports, the Company is not aware of any claim, pending or threatened, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            (b) Except as disclosed in Section 2.22(b) of the Company Disclosure Schedule or the Company SEC Reports, there is no pending or, to the knowledge of the Company, overtly threatened recall or investigation of any product sold by the Company, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 2.23. Opinion of Financial Advisor. The Board of Directors of the Company has been advised by its financial advisor, CSFB, to the effect that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair to the holders of Shares from a financial point of view.

            SECTION 2.24. Pooling Matters. To the Company's knowledge and based upon consultation with its independent accountants, the Company has provided to Beta and its independent accountants all information concerning actions taken or agreed to be taken by the Company or any of its affiliates on or before the date of this Agreement that, if taken, might reasonably be expected to affect adversely the ability of Tyco to account for the business combination to be effected by the Merger as a pooling of interests, and the Company has no knowledge that such business combination cannot be accounted for in that manner. For purposes of this Section 2.24, references to "knowledge" mean to the actual knowledge of the Company's Chairman and Chief Executive Officer, Chief Financial Officer or Controller.

            SECTION 2.25. Tax Matters. The representations, statements and covenants set forth in paragraph 2 through 14 of Section 2.25 of the Company Disclosure Schedule are true and correct in all material respects.

            SECTION 2.26. Rights Agreement. The Board of the Directors of the Company has authorized and approved an amendment to the Rights Agreement (as defined in Section 4.02(d)) to the effect that (i) none of Beta, Merger Sub and their affiliates, either individually or as a group, shall become an "Acquiring Person" (as defined in the Rights Agreement),
(ii) no Distribution Date, Section 11(a)(ii) Event, Section 13 Event, Stock Acquisition Date or Triggering Event (as each such term is defined in the Rights Agreement) (each a "Rights Event") shall occur, and (iii) an Unsolicited Acquisition Proposal (as defined in the Rights Agreement) shall not be deemed to have been announced, with respect to each of clauses (i),
(ii) and (iii), by reason of the approval, execution or delivery of this Agreement, the Stock Option Agreement, the consummation of the transactions contemplated hereby and thereby or any announcement of the same. The Company and the Rights Agent (as defined in the Rights Agreement) shall execute such amendment to the Rights Agreement no later than the second business day following the date hereof.

            SECTION 2.27. Supplemental Company Disclosure Schedule. No disclosure which will be made on the Supplemental Company Disclosure Schedule will be of a matter which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF BETA AND MERGER SUB

            Beta and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

            SECTION 3.01. Organization and Qualification; Subsidiaries. Each of Tyco and its subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized and existing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Each of Tyco and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of Tyco's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by Tyco or another subsidiary of Tyco, is set forth in Section
3.01 of the written disclosure schedule previously delivered by Beta to the Company (the "Beta Disclosure Schedule"). Except as set forth in Section
3.01 of the Beta Disclosure Schedule or the Tyco SEC Reports (as defined in
Section 3.07 below), Tyco does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), with respect to which Tyco has invested and currently owns or is required to invest $7,500,000 or more, excluding securities in any publicly traded company held for investment by Tyco and comprising less than five percent of the outstanding capital stock of such company.

            SECTION 3.02. Memorandum of Association and Bye-Laws. Beta has heretofore made available to the Company a complete and correct copy of Tyco's Memorandum of Association and Bye-Laws, as amended to date (the "Tyco Charter Documents"). Such Tyco Charter Documents are in full force and effect. Neither Tyco, Beta nor Merger Sub is in violation of any of the provisions of its Memorandum of Association (or Articles of Incorporation) or bye-laws (or by-laws).

            SECTION 3.03. Capitalization. (a) The authorized capital stock of Tyco consists of 1,503,750,000 Tyco Common Shares and 125,000,000 Preference Shares, $1.00 par value per share ("Tyco Preferred Shares"). (i) As of November 6, 1998, (I) 647,323,419 Tyco Common Shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, (II) no Tyco Preferred Shares were outstanding and (III) no more than 10,000,000 Tyco Common Shares and no Tyco Preferred Shares were held by subsidiaries of Tyco (excluding such Tyco Common Shares held or to be held by Beta for delivery to the shareholders of the Company as Merger Consideration); (ii) as of September 30, 1998, warrants to purchase 157,778 Tyco Common Shares were outstanding; and (iii) as of October 21, 1998, approximately 29,500,000 Common Shares were reserved for issuance upon exercise of stock options issued under Tyco's stock option plans. No material change in such capitalization has occurred since such dates, respectively, other than as a result of the exercise of options or warrants outstanding as of such dates. Except as set forth in Section 3.03 of the Beta Disclosure Schedule or the Tyco SEC Reports or as contemplated by this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on Tyco or any of its subsidiaries relating to the issued or unissued capital stock of Tyco or any of its subsidiaries or obligating Tyco or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Tyco or any of its subsidiaries. Except as set forth in Section 3.01 or
3.03 of the Beta Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Tyco's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares) are owned by Tyco or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Tyco's voting rights, charges or other encumbrances of any nature whatsoever.

            (b) The Tyco Common Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and shall be listed, upon official notice of issuance, for trading on the NYSE.

            SECTION 3.04. Authority Relative to this Agreement and the Stock Option Agreement. Each of Tyco, Beta and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, as applicable, and the Tyco guarantees hereof and thereof, as applicable, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement, and the Tyco guarantees thereof, by Tyco, Beta and Merger Sub, as applicable, and the consummation by Tyco, Beta and Merger Sub of the transactions, contemplated hereby and thereby, as applicable, have been duly and validly authorized by all necessary corporate action on the part of Tyco, Beta and Merger Sub, as applicable, and no other corporate proceedings on the part of Tyco, Beta or Merger Sub are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the transactions so contemplated (other than the approval of the issuance of the Tyco Common Shares in connection with the Merger by a majority of the votes cast on a proposal to such effect, provided that the total votes cast on such proposal represent over 50% of the interest of all securities entitled to vote on such proposal, in accordance with the rules and regulations of the NYSE, the Companies Act of 1981, as amended, and the Tyco Charter Documents). The respective Boards of Directors of Tyco and Beta, as applicable, have each determined that it is advisable and in the best interest of Tyco's and Beta's shareholders, as applicable, for Beta to enter into this Agreement and the Stock Option Agreement, for Tyco to guarantee Beta's obligations hereunder and thereunder, and for Beta to consummate the Merger upon the terms and subject to the conditions of this Agreement. This Agreement, the Stock Option Agreement and/or the Tyco guarantees thereof have been duly and validly executed and delivered by Tyco, Beta and Merger Sub, as applicable, and, assuming due authorization, execution and delivery by the Company, constitute the legal, valid and binding obligations of Tyco, Beta and Merger Sub, as applicable.

            SECTION 3.05. No Conflict; Required Filings and Consents. (a)
Section 3.05(a) of the Beta Disclosure Schedule includes, as of the date hereof, a list of (i) other than intercompany, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which Tyco or any of its subsidiaries is a party or by which any of them is bound, each in an amount exceeding $25,000,000; (ii) all contracts, agreements, commitments or other understandings or arrangements to which Tyco or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by Tyco or any of its subsidiaries of less than $20,000,000 in any single instance; and (iii) all agreements which, as of the date hereof, are required to be filed with the SEC pursuant to the requirements of the Exchange Act as "material contracts" but have not been so filed with the SEC.

            (b) Except as set forth in Section 3.05(b) of the Beta Disclosure Schedule, the execution and delivery of this Agreement, the Stock Option Agreement and guarantees thereof by Tyco, Beta and Merger Sub, as applicable, do not, and the performance of this Agreement, the Stock Option Agreement and the guarantees thereof by Tyco, Beta and Merger Sub, as applicable, will not, (i) conflict with or violate the Memorandum of Association (or Articles of Incorporation) or bye-laws (or by-laws) of Tyco, Beta or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Tyco or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Tyco's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance (including a right to purchase) on any of the properties or assets of Tyco or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Tyco or any of its subsidiaries is a party or by which Tyco or any of its subsidiaries or its or any of their respective properties are bound or affected, except, in the case of clauses (ii) or
(iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            (c) The execution and delivery of this Agreement, the Stock Option Agreement and the guarantees thereof by Tyco, Beta and Merger Sub, as applicable, do not, and the performance of this Agreement, the Stock Option Agreement and the guarantees thereof by Tyco, Beta and Merger Sub, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, filings under the Exon-Florio Act, Foreign Monopoly Laws, and the filing and recordation of appropriate merger or other documents as required by the PBCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay Tyco, Beta or Merger Sub from performing their respective material obligations under this Agreement, the Stock Option Agreement and the guarantees thereof, and would not otherwise be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by Tyco, Beta or Merger Sub.

            SECTION 3.06. Compliance; Permits. (a) Except as disclosed in
Section 3.06(a) of the Beta Disclosure Schedule or the Tyco SEC Reports, neither Tyco nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Tyco or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Tyco or any of its subsidiaries is a party or by which Tyco or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            (b) Except as disclosed in Section 3.06(b) of the Beta Disclosure Schedule or the Tyco SEC Reports, Tyco and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of Tyco and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Tyco Permits") except where the failure to hold such Tyco Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Tyco and its subsidiaries are in compliance with the terms of the Tyco Permits, except as described in the Tyco SEC Reports or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 3.07. SEC Filings; Financial Statements. (a) Tyco has filed all forms, reports and documents required to be filed with the SEC since December 31, 1995 (collectively, the "Tyco SEC Reports"). The Tyco SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.07(a) of the Beta Disclosure Schedule, none of Tyco's subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Tyco SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Tyco SEC Reports), and each fairly presents in all material respects the consolidated financial position of Tyco and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

            SECTION 3.08. Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Beta Disclosure Schedule or the Tyco SEC Reports, since June 30, 1998, Tyco has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or changed circumstances constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Tyco Charter Documents; (iii) any damage to, destruction or loss of any assets of Tyco (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iv) any material change by Tyco in its accounting methods; or (v) any sale of a material amount of assets of Tyco, except in the ordinary course of business.

            SECTION 3.09. No Undisclosed Liabilities. Except as set forth in Section 3.09 of the Beta Disclosure Schedule or the Tyco SEC Reports, neither Tyco nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in Tyco's unaudited balance sheet (including any related notes thereto) as of June 30, 1998 included in Tyco's Quarterly Report on Form 10-Q for the fiscal period ended June 30, 1998 (the "1998 Tyco Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1998 Balance Sheet, (c) incurred since June 30, 1998 in the ordinary course of business, (d) incurred in connection with this Agreement, or the Merger or the other transactions contemplated hereby, or (e) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 3.10. Absence of Litigation. Except as set forth in Sections 3.10 and 3.19(b) of the Beta Disclosure Schedule or the Tyco SEC Reports or arising out of transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Beta, threatened against Tyco or any of its subsidiaries, or any properties or rights of Tyco or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 3.11. Employee Benefit Plans; Employment Agreements.
(a) Section 3.11(a) of the Beta Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of ERISA), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer, director or consultant (or any of their beneficiaries) of Tyco or any entity (whether or not incorporated) which is a member of a controlled group including Tyco or which is under common control with Tyco within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA ("Tyco ERISA Affiliate"), or any subsidiary of Tyco, as well as each plan with respect to which Tyco or a Tyco ERISA Affiliate could incur liability under Title IV of ERISA or
Section 412 of the Code (together for the purposes of this Section 3.11, the "Tyco Employee Plans"). For purposes of this Section 3.11, the term "material," when used with respect to (i) any Tyco Employee Plan, shall mean that Tyco or a Tyco ERISA Affiliate has incurred or may incur obligations in an amount exceeding $5,000,000 with respect to such Tyco Employee Plan, and (ii) any liability, obligation, breach or non-compliance, shall mean that Tyco or a Tyco ERISA Affiliate has incurred or may incur obligations in an amount exceeding $3,000,000, with respect to any one such or series of liabilities, obligations, breaches, defaults, violations or instances of non-compliance.

            (b) Except as set forth in Section 3.11(b) of the Beta Disclosure Schedule or the Tyco SEC Reports, (i) none of the Tyco Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Tyco Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Tyco Employee Plan which could subject Tyco or any Tyco ERISA Affiliate, directly or indirectly, to a material tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Tyco Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to result in any material liability to Tyco or any Tyco ERISA Affiliate; (iv) all Tyco Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements of applicable law, and may by their terms be amended and/or terminated at any time subject to applicable law and the terms of each Tyco Employee Plan, and Tyco and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Tyco Employee Plans;
(v) each Tyco Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, and, to Beta's knowledge, nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Tyco Employee Plan pursuant to
Section 412 of the Code, or the terms of the Tyco Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vii) with respect to each Tyco Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any material outstanding liability to Tyco or any Tyco ERISA Affiliate nor would the consummation of the transaction contemplated hereby (including the execution of this agreement) constitute a reportable event for which the 30-day requirement has not been waived; and (viii) neither Tyco nor any Tyco ERISA Affiliate has incurred or reasonably expects to incur any material liability under Title IV of ERISA including, without limitation, with respect to an event described in Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

            (c) Section 3.11(c) of the Beta Disclosure Schedule sets forth a true and complete list of the aggregate number of (i) options to purchase Tyco Common Shares as of the date hereof, together with the number of Tyco Common Shares subject to such options, the option prices of such options (to the extent determined as of the date hereof), whether such options are intended to qualify as ISOs, and the expiration date of such options; (ii) any Tyco Common Shares that are restricted; and (iii) any other rights, directly or indirectly, to receive Tyco Common Shares, together with the number of Tyco Common Shares subject to such rights, held by each current or former employee, officer or director of Tyco or any of its subsidiaries.

            (d) To the extent not already included and so indicated in
Section 3.11(a) of the Company Disclosure Schedule, Section 3.11(d) of the Beta Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of Tyco or any of its subsidiaries;
(ii) all agreements with consultants who are individuals obligating Tyco or any of its subsidiaries to make annual cash payments in an amount exceeding $1,500,000; (iii) all agreements with respect to the services of independent contractors or leased employees whether or not they participate in any of the Tyco Employee Plans obligating Tyco or any of its subsidiaries to make annual cash payments in the aggregate exceeding $1,500,000; (iv) all officers of Tyco or any of its subsidiaries who have executed a non-competition agreement with Tyco or any of its subsidiaries;
(v) all severance agreements, programs and policies of Tyco or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $1,500,000, excluding programs and policies required to be maintained by law; and (vi) all plans, programs, agreements and other arrangements of Company which contain change in control provisions.

            (e) Except as set forth in Section 3.11(e) of the Beta Disclosure Schedule: (i) the PBGC has not instituted proceedings to terminate any Tyco Employee Plan that is subject to Title IV of ERISA (each, a "Tyco Defined Benefit Plan"); (ii) the Tyco Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of
Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto; (iii) as of January 1, 1998, the present value of the benefit liabilities (within the meaning of Section 4041 of ERISA) of the Company Defined Benefit Plans, determined on an ongoing basis using the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan's most recently completed fiscal year, does not exceed by more than $10,000,000 the value of the Tyco Defined Benefit Plans' assets and to the knowledge of Beta, nothing has occurred since the end of the most recently completed fiscal year that would adversely affect the funding status of such plans; (iv) all applicable premiums required to be paid to the PBGC with respect to the Tyco Defined Benefit Plans have been paid; (v) no facts or circumstances exist with respect to any Tyco Defined Benefit Plan which would give rise to a lien on the assets of Tyco under Section 4068 of ERISA or otherwise; and (vi) substantially all the assets of the Tyco Defined Benefit Plans are readily marketable securities or insurance contracts.

            (f) Except as set forth in Schedule 3.08 or 3.11(f) of the Beta Disclosure Schedule, Tyco does not maintain an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Tyco Employee Plan that invests in Beta stock.

             (g) Each Tyco Employee Plan covering non-U.S. employees (a "Tyco International Plan") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable laws (including any special provisions relating to registered or qualified plans where such Tyco International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The benefit liabilities of the Tyco International Plans are adequately provided for on the consolidated financial statements of Tyco.

            (h) Tyco and its affiliates have, in the aggregate, fiduciary liability insurance of at least $15,000,000 in effect covering the fiduciaries of the Tyco Employee Plans (including Tyco) with respect to whom Tyco may have liability.

            SECTION 3.12. Labor Matters. Except as set forth in Section
3.12 of the Beta Disclosure Schedule or the Tyco SEC Reports, (i) there are no controversies pending or, to the knowledge of Tyco or any of its subsidiaries, threatened, between Tyco or any of its subsidiaries and any of their respective employees, which controversies have or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) neither Tyco nor any of its United States subsidiaries is in breach of any material collective bargaining agreement or other labor union contract applicable to persons employed by Tyco or its United States subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does Tyco or any of its United States subsidiaries know of any activities or proceedings of any labor union to organize any significant number of such employees; and (iii) neither Tyco nor any of its subsidiaries is in breach of any material collective bargaining agreement or other labor union contract, nor has any knowledge of any strikes, activities or proceedings of any labor union to organize employees, or of any slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Tyco or any of its subsidiaries, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 3.13. Registration Statement; Joint Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement on Form S-4 (or on such other form as shall be appropriate) (as it may be amended, the "Registration Statement") pursuant to which the Tyco Common Shares to be issued in connection with the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Tyco, Beta or Merger Sub in writing specifically for inclusion in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders or at the time of the Shareholders Meetings, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Tyco, Beta, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Tyco, Beta or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Beta or Merger Sub will promptly inform the Company. The Registration Statement and Joint Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Beta and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Joint Proxy Statement/Prospectus.

            SECTION 3.14. Restrictions on Business Activities. Except for this Agreement, to the best of Beta's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Tyco or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing the conduct of business by Tyco or any of its subsidiaries as currently conducted by Tyco or such Subsidiary, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 3.15. Title to Property. Tyco and each of its subsidiaries have good title to all of their real properties and other assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 1998 Balance Sheet; and, to Beta's knowledge, all leases pursuant to which Tyco or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Tyco, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 3.16. Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

            Tyco and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all material Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the September 1998 Tyco Balance Sheet have been established or which are being contested in good faith. There are no material claims or assessments pending against Tyco or any of its subsidiaries for any alleged deficiency in any Tax, except as set forth in
Section 3.16 of the Beta Disclosure Schedule, there are no pending or threatened audits or investigations for or relating to any liability in respect of any Taxes, and Tyco has not been notified in writing of any proposed Tax claims or assessments against Tyco or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 1998 Tyco Balance Sheet have been established or which are being contested in good faith or are immaterial in amount). Neither Tyco nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Tyco or any of its subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. To the best knowledge of Beta, there are no liens for material amounts of Taxes on the assets of Tyco or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. Other than with respect to Tyco and its subsidiaries, neither Tyco nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of taxes other than income taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by Tyco or any of its subsidiaries with respect to Taxes.

            SECTION 3.17. Environmental Matters. (a) Except as set forth in
Section 3.17(a) of the Beta Disclosure Schedule or the Tyco SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of Tyco and its subsidiaries are in compliance with the Environmental Laws, which compliance includes the possession by Tyco and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

            (b) Except as set forth in Section 3.17(b) of the Beta Disclosure Schedule or the Tyco SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims, including claims based on "arranger liability," pending or, to the best knowledge of Tyco, threatened against Tyco or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim Tyco or any of its subsidiaries has retained or assumed.

            (c) Except as set forth on Section 3.17(c) of the Beta Disclosure Schedule or in the Tyco SEC Reports, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that is reasonably likely to form the basis of any Environmental Claim against Tyco or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim Tyco or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in
Section 3.17(d) of the Beta Disclosure Schedule or the Tyco SEC Reports:
(i) there are no off-site locations where Tyco or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, state Superfund site list, and Tyco and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by Tyco or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by Tyco or any of its subsidiaries; and (iv) there are no polychlorinated biphenyls (PCBs) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by Beta or any of its subsidiaries.

            SECTION 3.18. Brokers. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc., the fees and expenses of whom will be paid by Beta) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Tyco.

            SECTION 3.19. Intellectual Property. (a) Tyco and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all Tyco Intellectual Property Assets that are used in the business of Tyco and its subsidiaries as currently conducted without conflict with the rights of others except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As used herein, "Tyco Intellectual Property Assets" shall mean the Intellectual Property Assets used or owned by Tyco or any of its subsidiaries.

            (b) Except as disclosed in Section 3.19(b) of the Beta Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no claims (i) are currently pending or, to the knowledge of Beta, threatened by any person with respect to the Tyco Intellectual Property Assets, or (ii) are, to the knowledge of Beta, currently pending or threatened by any person with respect to Third Party Intellectual Property Assets to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Assets by or through Tyco or any of its subsidiaries.

            (c) Except as set forth in Section 3.19(c) of the Beta Disclosure Schedule or the Tyco SEC Reports or as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each patent, patent application, trademark or service mark registration, and trademark or service mark application and copyright registration or copyright application of Beta and/or each of its subsidiaries is valid and subsisting.

            (d) Except as set forth in Section 3.19(d) of the Beta Disclosure Schedule, to Tyco's knowledge, there is no material unauthorized use, infringement or misappropriation of any of Tyco's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of Tyco or any of its subsidiaries which would reasonably be expected, individually or in the aggregate, to result in Material Adverse Effect.

            (e) The disclosure under the heading "Year 2000 Compliance" as set forth in Section 3.19(e) of the Beta Disclosure Schedule is accurate and would comply in all material respects with the legal requirements for disclosure of such matters if included in Tyco's periodic reports filed with the SEC pursuant to the Exchange Act.

            SECTION 3.20. Interested Party Transactions. Except as set forth in Section 3.20 of the Beta Disclosure Schedule or the Tyco SEC Reports, since Tyco's proxy statement dated February 20, 1998, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

            SECTION 3.21. Insurance. Except as disclosed in Section 3.21 of the Beta Disclosure Schedule or the Tyco SEC Reports, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by Tyco or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Tyco and its subsidiaries and their respective properties and assets and are in character and amount appropriate for the businesses conducted by Tyco, except as would not reasonably be expected to have a Material Adverse Effect.

            SECTION 3.22. Product Liability and Recalls. (a) Except as disclosed in Section 3.22(a) of the Beta Disclosure Schedule or the Tyco SEC Reports, Tyco is not aware of any claim, pending or threatened, against Tyco or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by Tyco or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            (b) Except as disclosed in Section 3.22(b) of the Beta Disclosure Schedule or the Tyco SEC Reports, there is no pending or, to the knowledge of Tyco, overtly threatened, recall or investigation of any product sold by Tyco, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 3.23.  Ownership of Beta and Merger Sub; No Prior
Activities.

            (a) Merger Sub is a direct, wholly-owned subsidiary of Beta and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

            (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by or undertaken in connection with this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

            SECTION 3.24. Pooling Matters. To Beta's knowledge and based upon consultation with its independent accountants, Tyco has provided to the Company and its independent accountants all information concerning actions taken or agreed to be taken by Tyco or any of its affiliates on or before the date of this Agreement that, if taken, might reasonably be expected to affect adversely the ability of Tyco to account for the business combination to be effected by the Merger as a pooling of interests, and Beta has no knowledge that such business combination cannot be accounted for in that manner. For purposes of this Section 3.24, references to "knowledge" mean to the actual knowledge of L. Dennis Kozlowski and Mark H. Swartz.

            SECTION 3.25. Tax Matters. The representations, statements, and covenants set forth in paragraph 2 through 26 of Section 3.25 of the Beta Disclosure Schedule hereto are true and correct in all material respects.

            SECTION 3.26. PBCL Section 2538. Other than by reason of this Agreement or the transactions contemplated hereby, Beta is not an "interested shareholder" of the Company, as that term is defined in Section 2538 of the PBCL.


                                  ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE MERGER

            SECTION 4.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Beta shall otherwise agree in writing, and except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in Section 4.01 of the Company Disclosure Schedule, directly or indirectly do, or propose to do, any of the following without the prior written consent of Beta, which will not be unreasonably withheld or delayed:

            (a) amend or otherwise change the Company's Restated Articles of Incorporation or By-Laws;

            (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options under the Company Stock Option Plans, which options are outstanding on the date hereof, or pursuant to the Company Stock Purchase Plan as in effect on the date hereof);

            (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $20,000,000 in the aggregate);

            (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent, except in no case may the aggregate of such intercompany cross-border dividends exceed $10,000,000, and except that the Company may declare and pay prior to the Effective Time quarterly cash dividends of $0.27 per share consistent with past practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except as required by the terms of any security as in effect on the date hereof and set forth in Section 4.01(d) of the Company Disclosure Schedule, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, or (iv) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a shareholder equity interest in the Company;

            (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.01(e) of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money, except for borrowings and reborrowing under the Company's existing credit facilities or other borrowings not in excess of $15,000,000 plus the amount, if any, used under such credit facilities as required to fund the Company's Rabbi Trust in the aggregate or issue any debt securities or assume, guarantee (other than guarantees of the Company's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; or (iii) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $500,000,000 over the next 12 month period; or (iv) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(e);

            (f) except as set forth in Section 4.01(f) of the Company Disclosure Schedule, increase the compensation or severance payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries in accordance with past practices, or grant any severance or termination pay (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations) to, or enter into any employment or severance agreement, with any new employee of the Company or any of its subsidiaries, except for an agreement entered into in the ordinary course of business and providing for annual base and bonus compensation not to exceed $200,000, or establish, adopt, enter into or amend any collective bargaining agreement, Company Employee Plan (within the meaning of Section 2.11 of this Agreement), trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as may be required by law or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Company Employee Plan, trust, fund, policy or arrangement.

            (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP occurring after the date hereof;

            (h) make any material tax election inconsistent with past practice or settle or compromise any material United States federal, state, local or non-United States tax liability, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or other settlements not in excess of $10,000,000 in the aggregate;

            (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice; or

            (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement or the Stock Option Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder or under the Stock Option Agreement.

            SECTION 4.02. No Solicitation. (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined in Section 7.01) (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from

(i) furnishing information to a third party which has made a bona fide Acquisition Proposal that is a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and Tyco or (ii) subject to compliance with the other terms of this Section 4.02, including Sections 4.02(c) and (d), considering and negotiating a bona fide Acquisition Proposal that is a Superior Proposal not solicited in violation of this Agreement; provided that, as to each of clauses (i) and (ii), (x) such actions occur at a time prior to approval of the Merger and this Agreement at the Company Shareholders Meeting and (y) the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps"), Pepper Hamilton LLP and/or Harkins Cunningham), that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company reasonably believes (i) (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed by Beta and (ii) to be more favorable to the Company than the Merger and the transactions contemplated by this Agreement after taking into account all pertinent factors deemed relevant by the Board of Directors of the Company under the laws of the Commonwealth of Pennsylvania.

            (b) The Company shall immediately notify Beta after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Beta shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.02(a). The Company shall also immediately notify Beta, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

            (c) Unless this Agreement shall have been terminated in accordance with its terms, neither the Company nor the Board of Directors of the Company shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Beta, the approval by such Board of Directors of this Agreement or the Merger.

            (d) Prior to November 6, 1999, without the prior written consent of Beta, the Company and the Board of Directors of the Company shall not (i) redeem the rights (the "Rights") issued under the Rights Agreement, dated as of October 25, 1989, as amended, between the Company and ChaseMellon Shareholder Services L.L.C., as Successor Rights Agents (the "Rights Agreement"), or waive or amend any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Acquisition Proposal or Alternative Transaction, or (ii) enter into any agreement with respect to, or otherwise approve or recommend, or propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless the Merger Agreement is terminated prior to such time pursuant to Sections 7.01(b), 7.01(c), 7.01(d)(ii) or 7.01(i) or is terminated prior to such time by the Company pursuant to Sections 7.01(f), 7.01(g) or 7.01(h). It is understood and agreed that a deferral of the distribution of Rights following the commencement of a tender offer or exchange offer shall not be prohibited hereunder.

            (e) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its shareholders a position required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders required by applicable law, rule or regulation.

            (f) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Beta and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

            (g) The Company shall ensure that the officers and directors of the Company and the Company Significant Subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02.

            SECTION 4.03. Conduct of Business by Tyco Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Beta covenants and agrees that, except as set forth in Section 4.03 of the Beta Disclosure Schedule or unless the Company shall otherwise agree in writing, Beta shall take all action necessary so that (i) Tyco shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, other than actions taken by Tyco or its subsidiaries in contemplation of the Merger, and (ii) Tyco shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

            (a)   amend or otherwise change Tyco's Charter Documents;

            (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, or dispose of any assets, which, in any such case, would materially delay or prevent the consummation of the Merger and the other transactions contemplated by this Agreement;

            (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Tyco may declare and pay a dividend to its parent, and except that Tyco may declare and pay quarterly cash dividends on the Tyco Common Shares of $0.025 per share consistent with past practice;

            (d) take any action to change its accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP occurring after the date hereof; or

            (e) take or agree in writing or otherwise to take any action that would make any of the representations or warranties of Beta contained in this Agreement untrue or incorrect or prevent Beta from performing or cause Beta not to perform its covenants hereunder.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

            SECTION 5.01. Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file, and Beta shall take all action necessary such that Tyco will prepare and file, with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/ Prospectus and, if the parties so agree at the time, the Registration Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Tyco of all information required to be contained therein, the Company shall file, and Beta shall take all action necessary such that Tyco will file, with the SEC the definitive Joint Proxy Statement/Prospectus and the Registration Statement (or, if the Registration Statement has been previously filed, an amendment thereto) relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the shareholders of the Company pursuant to this Agreement, and the approval by the shareholders of Tyco of the issuance of the Tyco Common Shares in connection with the Merger, and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

            SECTION 5.02. Company Shareholders Meeting. The Company shall call the Company Shareholders Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Shareholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Joint Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger. The Company shall solicit from its shareholders proxies in favor of approval of this Agreement and the Merger and shall take all other reasonable action necessary or advisable to secure the vote or consent of shareholders in favor of such approval.

            SECTION 5.03. Tyco Shareholders Meeting. Beta shall take all action necessary such that Tyco will call the Tyco Shareholders Meeting as promptly as practicable for the purpose of voting upon the approval of the issuance of the Tyco Common Shares in connection with the Merger, and Beta shall take all action necessary such that Tyco will use its reasonable best efforts to hold the Tyco Shareholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the directors of Tyco, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, (i) the Joint Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Tyco in favor of the issuance of Tyco Common Shares in connection with the Merger and the other matters contemplated hereby requiring approval of the shareholders of Tyco; and (ii) Beta shall take all action necessary such that Tyco will solicit from its shareholders proxies in favor of approval of the issuance of Tyco Common Shares in connection with the Merger and the other matters contemplated hereby requiring approval of the shareholders of Tyco and take all other reasonable action necessary or advisable to secure the vote or consent of shareholders in favor of such approval.

            SECTION 5.04. Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company shall (and shall cause its subsidiaries to) and Beta shall take all action necessary such that Tyco shall (i) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period after the execution and delivery of this Agreement and prior to the Effective Time, to its properties, books, contracts, commitments and records and,
(ii) during such period, furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Beta or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality letters, dated November 16, 1998 (the "Confidentiality Letters"), between Tyco and the Company.

            SECTION 5.05. Consents; Approvals. The Company and Beta shall each use its reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and non-United States governmental and regulatory rulings and approvals), and the Company and Beta shall make (or Beta shall take all action necessary such that Tyco will make) all filings (including, without limitation, all filings with United States and non-United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Beta and the consummation by them of the transactions contemplated hereby. The Company and Beta shall furnish (or Beta shall take all action necessary such that Tyco will furnish) all information required to be included in the Joint Proxy Statement/Prospectus and the Registration
Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or non-United States governmental body in connection with the transactions contemplated by this Agreement.

            SECTION 5.06. Agreements with Respect to Affiliates. (a) The Company shall deliver to Beta, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Company Affiliate Letter") identifying all persons who are anticipated to be "affiliates" of the Company at the time of the Company Shareholders Meeting for purposes of Rule 145 under the Securities Act ("Rule 145"), or the rules and regulations of the SEC relating to pooling of interests accounting treatment for merger transactions (the "Pooling Rules"). The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Beta, no less than 35 days prior to the date of the Company Shareholders Meeting, a written agreement (an "Affiliate Agreement") restricting the sales of securities by such affiliates in accordance with the restrictions on affiliates under Rule 145 and the Pooling Rules, in a form mutually agreeable to the Company and Beta.

            (b) Beta shall deliver to the Company, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Beta Affiliate Letter") identifying all persons who are anticipated to be "affiliates" of Tyco at the Effective Time for purposes of the Pooling Rules. Beta shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Beta Affiliate Letter to deliver to Beta, no less than 35 days prior to the date of the Effective Time, a written agreement restricting the sales of securities by such affiliates in accordance with the restrictions on affiliates under the Pooling Rules, in a form mutually agreeable to the Company and Beta.

            SECTION 5.07. Indemnification and Insurance. (a) The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Restated Articles of Incorporation and the Bylaws of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law.

            (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or Bylaws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Restated Articles of

Incorporation or Bylaws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time) and subject to the specific terms of any indemnification contract,
(i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

            (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "Officer Employees") with the Company's directors and officers existing at or before the Effective Time.

            (d) In addition, Beta will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Beta and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

            (e) From and after the Effective Time, Beta shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 5.07.

            (f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

            SECTION 5.08. Notification of Certain Matters. The Company shall give prompt notice to Beta, and Beta shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Beta or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.02(b) or 6.03(b) unless the failure to give such notice results in material prejudice to the other party.

            SECTION 5.09. Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Tyco to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Tyco or the Company or any of their subsidiaries. Each of Beta, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify, and will not (either before or after consummation of the Merger) take any actions, or fail to take any action, that might reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-(3)(c) (other than with respect to Company shareholders who are or will be "5% transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)). Beta shall, and shall use its reasonable best efforts to cause the Surviving Corporation and Tyco, to report, to the extent required by the Code, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Code.

            SECTION 5.10. Public Announcements. Beta and the Company shall consult with each other before issuing any press release or making any written public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE if it has used all reasonable efforts to consult with the other party.

            SECTION 5.11. Tyco Common Shares. (a) Prior to the Effective Time, Beta shall obtain from Tyco, and shall take all action necessary so that Tyco shall transfer to Beta, the Tyco Common Shares to be delivered by Beta to the holders of Company Common Stock in the Merger.

            (b) Beta will take all action necessary so that Tyco will use its best efforts to cause the Tyco Common Shares to be delivered by Beta to the holders of Company Common Stock in the Merger and upon exercise of the Adjusted Options to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

            SECTION 5.12. Conveyance Taxes. Beta and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Company shall be responsible for the payment of all such taxes and fees. In no event shall Beta or any affiliate thereof (other than a subsidiary of the Company) reimburse the Company for the payment of such taxes and fees.

            SECTION 5.13. Option Plans and Benefits, etc. (a) Prior to the Effective Time, the parties to this Agreement shall take all such actions as shall be necessary to effectuate the provisions of Section 1.06(c).

            (b) The Company shall take such action as is necessary to cause the ending date of the then current offering period under the Stock Purchase Plan to be prior to the Effective Time and to terminate such plan as of the Effective Time.

            (c) Beta agrees that, effective as of the Effective Time, and through December 31, 1999, Beta shall, or shall cause the Surviving Corporation and its subsidiaries and successors to, provide those persons who, immediately prior to the Effective Time, were employees of the Company or its subsidiaries ("Retained Employees") with employee welfare and retirement plans and programs which provide benefits that are, in the aggregate, substantially similar to those provided to such Retained Employees immediately prior to the date hereof. With respect to such benefits, (i) service accrued by such Retained Employees during employment with the Company and its subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits, (ii) any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the applicable Company Employee Plan (as defined in Section 2.11(a)) and eligibility waiting periods under any group health plan shall be waived with respect to such Retained Employees and their eligible dependents, and (iii) Retained Employees shall be given credit for amounts paid under any Company Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the employee welfare plans maintained by Tyco or its subsidiaries. Without limiting the generality of the foregoing, Beta shall, or shall cause the Surviving Corporation and its subsidiaries and successors to, provide to any person who, immediately prior to the Effective Time, is a retiree under the terms of the Company's retiree medical program retiree medical benefits in accordance with the Company's current practice.

            (d) Beta agrees to assume, honor, maintain and perform, and cause the Surviving Corporation to assume, honor, maintain and perform in accordance with their respective terms, without deductions, counterclaims, interruptions or deferments (other than withholding under applicable law), the Company's employee Severance Plan and all other employment and severance agreements and arrangements, as amended through the date hereof or as contemplated hereby, with respect to employees and former employees and directors and former directors of the Company, including, but not limited to, those agreements and arrangements set forth on Section 5.13 of the Company Disclosure Schedule (collectively, the "Severance Agreements") and any other Company Benefit Plan, agreement or arrangement which provides for the payment or acceleration of benefits to employees, former employees or directors or former directors of the Company upon or in connection with a change of control of the Company.

            (e) It is expressly agreed that the provisions of this Section
5.13 are not intended to be for the benefit of or otherwise be enforceable by any third party, including, without limitation, any Retained Employee or any collective bargaining unit or employee organization.

            (f) Nothing herein shall prevent Beta or the Surviving Corporation from amending or modifying any employee benefit plan, program or arrangement in any respect or terminating or modifying the terms and conditions of employment of any particular Retained Employee or any other person.

            SECTION 5.14. Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 2.26), if any, necessary in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement.

            SECTION 5.15. Accountant's Letters. Upon reasonable notice from the other, the Company shall use its best efforts to cause Arthur Andersen LLP to deliver to Beta, and Beta shall use its best efforts to cause PricewaterhouseCoopers to deliver to the Company, a letter covering such matters as are reasonably requested by Beta or the Company, as the case may be, and as are customarily addressed in accountants' "comfort letters."

            SECTION 5.16. Pooling Accounting Treatment. (a) Beta and the Company each agrees to use its best efforts not to take, and to cause their respective affiliates not to take, any action that, if taken, might reasonably be expected to affect adversely the ability of Tyco to account for the business combination to be effected by the Merger as a pooling of interests, and Beta and the Company each agrees to use its best efforts to take such action, and to cause their respective affiliates to take such action, as may be reasonably required to negate the impact of any past actions by Beta, the Company or their respective affiliates which might reasonably be expected to impact adversely the ability of Tyco to treat the Merger as a pooling of interests. The taking by Beta or the Company or by their respective affiliates of any action prohibited by the previous sentence, or the failure of Beta or the Company to use its best efforts to take, or to cause to be taken, any action required by the previous sentence, if the Merger is not able to be accounted for as a pooling of interests because of such action or failure to take action, shall constitute a breach of this Agreement by such party for the purposes of Section 7.01(h).

            (b) Beta shall use its best efforts to obtain an opinion of PricewaterhouseCoopers, independent public accountants, to the effect that the Merger, to the best of their knowledge after due inquiry, qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement, and the Company shall use its best efforts to obtain an opinion of Arthur Andersen LLP, independent public accountants, to the effect that the Company, to the best of their knowledge after due inquiry, qualifies as an entity that may be party to a business combination for which pooling of interests method of accounting would be available.

            SECTION 5.17. Compliance with State Property Transfer Statutes. The Company agrees that it shall use its reasonable commercial efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agency and shall take all action necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws. The Company, after consultation with Beta, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws. The Company agrees to provide Beta with any documents required to be submitted to the relevant state agency prior to submission, and the Company shall not take any action to comply with applicable state property transfer laws without Beta's prior consent, which consent shall not be unreasonably withheld or delayed. Beta shall provide, and shall take all action necessary such that Tyco shall provide, to the Company any assistance reasonably requested by the Company with respect to such compliance.

            SECTION 5.18. Director Appointment. Subject to the applicable fiduciary obligations of Tyco's Board of Directors, Beta shall use its best efforts to have the Board of Directors of Tyco (i) propose at Tyco's Shareholders Meeting to increase the size of Tyco's Board of Directors from eleven to twelve members; (ii) nominate Robert Ripp, the Company's current Chairman and Chief Executive Officer, to fill such newly created vacancy; and (iii) recommend to Tyco's Shareholders that they elect Mr. Ripp to Tyco's Board of Directors.

            SECTION 5.19. Termination of Flexitrust. The Company will cause, at or prior to the Effective Time, the termination of the Stock Purchase Agreement, dated September 28, 1998, between the Company and Wachovia Bank N.A., as trustee (the "Trustee"), relating to the creation of the Flexitrust, prior to the closing thereunder and without the issuance or sale of any shares of Company Common Stock pursuant thereto and without any material liability resulting from such termination.

            SECTION 5.20. Charities. After the Effective Time, Beta shall cause the Company to provide charitable contributions and community support within the communities in which the Company and each of its commercial business units are located and do business at levels substantially comparable to the levels of charitable contributions and community support provided by the Company and its commercial business units within such areas for the two-year period immediately prior to the Effective Time. Section

5.20 of the Company Disclosure Schedule sets forth all of such charitable contributions and community support provided by the Company for the two-year period immediately prior to the Effective Date.


                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

            SECTION 6.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

            (b) Shareholder Approval. This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of the Company, and the issuance of the Tyco Common Shares in connection with the Merger shall have been approved in accordance with the rules of the NYSE by the requisite vote of the shareholders of Tyco;

            (c) Antitrust. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any Foreign Monopoly Laws shall have been obtained, except where the failure to have obtained any such clearances or approvals with respect to any Foreign Monopoly Laws would not reasonably be expected to have a Material Adverse Effect on the Company, Tyco or Tyco's electrical and electronic component business;

            (d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that is reasonably likely to result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, United States or non-United States, that is reasonably likely to result in an order, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint (i) preventing or seeking to prevent consummation of the Merger, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit, Beta from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Tyco or any of its subsidiaries of all or a material portion of the business or assets of the Surviving Corporation and its subsidiaries, or (iii) compelling or seeking to compel Tyco or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Tyco or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement;

            (e) Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

            (f) Tax Opinions. The Company shall have received a written opinion of Skadden, Arps, and Beta shall have received a written opinion of PricewaterhouseCoopers LLP, in form and substance reasonably satisfactory to each of them, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code and (ii) the transfer of Company Common Stock by Company shareholders pursuant to the Merger, other than Company shareholders who are or will be "5% transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), will qualify for an exception under Treasury Regulation Section 1.367(a)-3 and, accordingly, Tyco will be treated as a corporation for United States federal income tax purposes. Each party agrees to make all reasonable representations and covenants in connection with the rendering of such opinions; and

            (g) Opinion of Accountant. Beta shall have received an opinion of PricewaterhouseCoopers, independent public accountants, to the effect that the Merger, to the best of their knowledge after due inquiry, qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement. Such opinion shall be in form and substance reasonably satisfactory to Beta and the Company.

            SECTION 6.02. Additional Conditions to Obligations of Beta and Merger Sub. The obligations of Beta and Merger Sub to effect the Merger are also subject to the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect, and Beta and Merger Sub shall have received a certificate of the Company to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

            (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Beta and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

            (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company or Beta;

            (d) Affiliate Agreements. Tyco shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect; and

            (e) Rights Agreement. A Distribution Date shall not have occurred under the Rights Agreement.

            SECTION 6.03. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

            (a) Representations and Warranties. The representations and warranties of Beta and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct could not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect, and the Company shall have received a certificate to such effect signed by the President or Chief Financial Officer of Beta;

            (b) Agreements and Covenants. Beta and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of Beta to such effect signed by the President or Chief Financial Officer of Beta;

            (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Beta or Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Beta or Merger Sub, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company or Beta;

            (d) Listing. The Tyco Common Shares issuable in connection with the Merger and upon exercise of the Adjusted Options shall have been authorized for listing on the NYSE upon official notice of issuance; and

            (e) Shareholder Rights Plan. A Distribution Date shall not have occurred under Tyco's Shareholder Rights Plan dated November 6, 1996, as amended.


                                  ARTICLE VII

                                  TERMINATION

            SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company or approval of the issuance of the Tyco Common Shares in connection with the Merger by the shareholders of Tyco:

            (a) by mutual written consent duly authorized by the Boards of Directors of Beta and the Company; or

            (b) by either Beta or the Company if the Merger shall not have been consummated by July 31, 1999 (other than for the reasons set forth in clause (d) below); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

            (c) by either Beta or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

            (d) by either Beta or the Company (i) if the requisite vote of the shareholders of the Company shall not have been obtained by July 31, 1999, or if the shareholders of the Company shall not have approved the Merger and this Agreement at the Company Shareholders Meeting, or (ii) if the requisite vote of the shareholders of Tyco shall not have been obtained by July 31, 1999 or if the shareholders of Tyco shall not have approved the issuance of the Tyco Common Shares in connection with the Merger at the Tyco Shareholders Meeting; or

            (e) by Beta, if, whether or not permitted to do so by this Agreement, the Board of Directors of the Company or the Company shall

            (x) (i) withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Beta, (ii) approve or recommend to the shareholders of the Company an Acquisition Proposal or Alternative Transaction; or (iii) approve or recommend that the shareholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction or
      (y) take any position or make any disclosures to the Company's shareholders permitted pursuant to Section 4.02(e) which has the effect of any of the foregoing; or

            (f) by Beta or the Company, if any representation or warranty of the Company, or Beta and Merger Sub, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, would not be satisfied (a "Terminating Misrepresentation"); provided, that, if such Terminating Misrepresentation is curable prior to July 31, 1999 by the Company or Beta, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Beta, as the case may be, continues to exercise such reasonable best efforts, neither Beta nor the Company, respectively, may terminate this Agreement under this Section 7.01(f); or

            (g) by Beta, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.02(a) would not be satisfied (a "Company Terminating Change"), or by the Company, if any representation or warranty of Beta and Merger Sub shall have become untrue such that the condition set forth in
      Section 6.03(a) would not be satisfied (a "Beta Terminating Change" and together with a Company Terminating Change, a "Terminating Change"), in either case other than by reason of a Terminating Breach (as hereinafter defined); provided that, if any such Terminating Change is curable prior to July 31, 1999 by the Company or Beta, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Beta, as the case may be, continues to exercise such reasonable best efforts, neither Beta nor the Company, respectively, may terminate this Agreement under this
      Section 7.01(g); or

            (h) by Beta or the Company, upon a breach of any covenant or agreement on the part of the Company or Beta, respectively, set forth in this Agreement such that the conditions set forth in Sections 6.02(b) or 6.03(b), as the case may be, would not be satisfied (a "Terminating Breach"); provided, that, except for any breach of the Company's obligations under Section 4.02, if such Terminating Breach is curable prior to July 31, 1999 by the Company or Beta, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Beta, as the case may be, continues to exercise such reasonable best efforts, neither Beta nor the Company, respectively, may terminate this Agreement under this Section 7.01(h); or

            (i) by Beta prior to the time of the Company Shareholder Meeting, if (x) the Average Stock Price is less than $60.00 and (y) on or before the second trading day prior to the date of the Company Shareholders Meeting, the Company has not agreed by notice to Beta in writing to an Exchange Ratio equal to 0.8500; provided that, in the event of such notice, the Exchange Ratio shall thereafter, for all purposes of this Agreement, be deemed to be such ratio.

            As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Beta or its affiliates (a "Third Party") acquires or would acquire more than 20% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of the Company or the entity surviving such merger or business combination (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 20% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company Significant Subsidiaries, other than the transactions contemplated by this Agreement; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

            SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders (i) except that the Company or Beta or Merger Sub may have liability as set forth in Section 7.03 and Section 8.01 hereof, and (ii) nothing herein shall relieve the Company, Beta or Merger Sub from liability for any willful material breach hereof (it being understood that the mere existence of a Material Adverse Effect, by itself, shall not constitute such a willful material breach).

            SECTION 7.03. Fees and Expenses. (a) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Beta and the Company shall share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

            (b) The Company shall pay Tyco a fee of $300 million (the
"Fee"), and shall pay Tyco's and Beta's respective actual, documented and reasonable out-of-pocket expenses, relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) ("Expenses", as applicable to Tyco, Beta or the Company), such payment of Expenses not to exceed $30 million, upon the first to occur of any of the following events (it being understood that for these purposes this Agreement shall be deemed to be terminated by Beta pursuant to Section 7.01(d)(i), Section 7.01(e), Section 7.01(g) or Section 7.01(h), as the case may be, if at the time this Agreement is terminated it could have been terminated pursuant to the appropriate Section):

                  (i) the termination of this Agreement by Beta or the
            Company pursuant to Section 7.01(d)(i) as a result of the failure to receive the requisite vote for approval of the Merger and this Agreement by the shareholders of the Company by July 31, 1999 or of the failure of the shareholders of the Company to approve the Merger and this Agreement at the Company Shareholders Meeting, provided that, prior to or during the Company Shareholders Meeting an Acquisition Proposal (other than the proposal by AlliedSignal on its currently pending or any less favorable terms and conditions), including any improved proposal by AlliedSignal, shall have been made directly to the shareholders of the Company or otherwise become publicly known or any credible third party shall have announced a bona fide intention to make an Acquisition Proposal (in each case whether or not conditional and whether or not such proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or meeting); or

                  (ii) the termination of this Agreement by Beta pursuant
            to Section 7.01(e); or

                  (iii) the termination of this Agreement by Beta pursuant
            to Section 7.01(g) or (h), provided that, prior to such termination an Acquisition Proposal (other than the proposal by AlliedSignal on its currently pending or any less favorable terms and conditions), including any improved proposal by AlliedSignal, shall have been made directly to the shareholders of the Company or otherwise become publicly known or any credible third party shall have announced a bona fide intention to make an Acquisition Proposal (in each case whether or not conditional and whether or not such proposal shall have been rejected or shall have been withdrawn prior to the time of such termination) ; or

                  (iv) the Company shall approve or recommend, or propose
            to approve or recommend, an Acquisition Proposal, or redeem the Rights under the Rights Plan or waive or amend any provision of the Rights Plan to permit or facilitate the consummation of any Acquisition Proposal or Alternative Transaction, or enter into an agreement with respect to any Acquisition Proposal, or an Alternative Transaction shall be consummated, during the period ending prior to one year following termination of this Agreement, provided that at the time of any such termination,
            (x) Beta was not in breach of this Agreement such that the condition set forth in Section 6.03(b) would not be satisfied and (y) if the Tyco Shareholders Meeting shall have occurred prior to termination of the Agreement, the shareholders of Tyco shall not have declined to approve the issuance of the Tyco Common Shares, and provided further, that this

            Agreement has not been terminated pursuant to Section 7.01(c), 7.01(d)(ii) or 7.01(i) or terminated by the Company pursuant to
            Section 7.01(f), 7.01(g) or 7.01(h); or

                  (v) the termination of this Agreement (other than
            pursuant to Section 7.01(c), 7.01(d)(ii) or 7.01(i) or a termination by the Company pursuant to Section 7.01(f), 7.01(g) or 7.01(h)), if prior to such termination the shareholders of the Company elect as a majority of the Board of Directors of the Company persons who (x) are not Continuing Directors (as defined in the Rights Agreement as in effect on the date hereof), (y) were not initially nominated by the incumbent directors or (z) even if nominated by the incumbent directors, were proposed by or are affiliated with AlliedSignal or any other third party that has made an Acquisition Proposal or who at the time of election publicly supported any Acquisition Proposal or Alternative Transaction other than the Merger and the other transactions contemplated hereby.

            (c) Upon a termination of this Agreement pursuant to Sections 7.01(a), 7.01(b) (provided that, at the time of termination pursuant to Section 7.01(b), Beta was entitled to terminate the Agreement under Section 7.01(b)) or 7.01(c) or a termination of this Agreement by Beta pursuant to
Section 7.01(d)(i), 7.01(f), 7.01(g) or 7.01(h), under circumstances where
Section 7.03(b) does not apply, the Company shall pay to Tyco and Beta their respective Expenses relating to the transactions contemplated by this Agreement, but in no event more than $30 million. Upon termination of this Agreement by the Company pursuant to Section 7.01(d)(ii), 7.01(f) or 7.01(g), Beta shall pay to the Company the Expenses of the Company relating to the transactions contemplated by this Agreement, but in no event more than $30 million.

            (d) The Fee and/or Expenses payable pursuant to Section 7.03(b) or Section 7.03(c) shall be paid within one business day after a demand for payment following the first to occur of any of the events described in
Section 7.03(b) or Section 7.03(c); provided that, in no event shall the Company or Beta, as the case may be, be required to pay such Fee and/or Expenses to the entities entitled thereto, if, immediately prior to the termination of this Agreement, the entity entitled to receive such Fee and/or Expenses was in material breach of its obligations under this Agreement or, in the case of Tyco, its guarantee of this Agreement.


                                 ARTICLE VIII

                              GENERAL PROVISIONS

            SECTION 8.01. Effectiveness of Representations, Warranties and Agreements. (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the

Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Sections 5.07 and 5.09 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in
Section 7.03 and 4.02(d) shall survive termination indefinitely. The Confidentiality Letters shall survive termination of this Agreement.

            (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Beta Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule or the Beta Disclosure Schedule shall not be deemed an admission that such matter is material.

            SECTION 8.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

            (a)   If to Beta or Merger Sub:

                        Beta Zeno Corp./Alpha Zeno Corp.
                        One Tyco Park
                        Exeter, NH  03833
                        Attn:  President and Chief Executive Officer
                        Telecopy:  (603) 778-7700


            With a copy to:

                        Tyco International (US) Inc.
                        One Tyco Park
                        Exeter, NH  03833
                        Attn:  Mark A. Belnick, Esq.
                        Telecopy:  (603) 778-7700

            and

                        Kramer Levin Naftalis & Frankel LLP
                        919 Third Avenue
                        New York, NY  10022
                        Attn:  Joshua M. Berman, Esq.
                        Telecopy:  (212) 715-8000

            (b) If to the Company:

                        AMP Incorporated
                        P.O. Box 3608
                        470 Friendship Road
                        Harrisburg, PA  17105-3608
                        Attn:  David F. Henschel, Esq.
                        Telecopy:  (717) 564-4022

            With a copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        919 Third Avenue
                        New York, NY  10022
                        Attn:  David J. Friedman, Esq.
                        Telecopy:  (212) 735-2000

            SECTION 8.03. Certain Definitions. For purposes of this Agreement, the term:

            (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

            (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange
      Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (ii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

            (c) "business day" means any day other than a day on which banks in New York are required or authorized to be closed;

            (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

            (e) "dollars" or "$" means United States dollars;

            (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

            (g) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Beta, Tyco or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Beta or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

            SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger and this Agreement by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

            SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

            SECTION 8.06. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 8.07. Severability. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

            (b) The Company and Beta agree that each of the Fee provided in
Section 7.03(b) and the Stock Option Agreement is fair and reasonable in the circumstances, considering not only the Merger Consideration but also the outstanding funded indebtedness (including capital leases) of the Company and its subsidiaries. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of the Fee and/or the benefits to Beta under the Stock Option Agreement exceeds the maximum amount permitted by law, then the amount of the Fee and/or the benefits to Beta under the Stock Option Agreement shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

            SECTION 8.08. Entire Agreement. This Agreement and the Stock Option Agreement constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Letters, except to the extent specifically superseded hereby), both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof, except as otherwise expressly provided herein or therein.

            SECTION 8.09. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Beta and/or Merger Sub hereunder may be assigned to any wholly-owned subsidiary of Tyco provided that no such assignment shall relieve the assigning party of its obligations hereunder.

            SECTION 8.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.07 (which is intended to be for the benefit of the Indemnified Parties and Officer Employees and may be enforced by such Indemnified Parties and Officer Employees) and Section 7.03 (which contains provisions intended to be for the benefit of Tyco and may be enforced by Tyco).

            SECTION 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            SECTION 8.12. Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York.

            (b) Each of the parties hereto submits to the non-exclusive jurisdiction of the state and federal courts of the United States located in the City of New York, Borough of Manhattan with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

            SECTION 8.13. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF BETA, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

            IN WITNESS WHEREOF, Beta, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                    BETA ZENO CORP.


                                    By /s/ Mark H. Swartz
                                      -----------------------------------
                                      Name:  Mark H. Swartz
                                      Title: Vice President


                                    ALPHA ZENO CORP.


                                    By /s/ Mark A. Belnick
                                      -----------------------------------
                                      Name:  Mark A. Belnick
                                      Title: Vice President


                                    AMP INCORPORATED


                                    By /s/ Robert Ripp
                                      ____________________________________
                                      Name:  Robert Ripp
                                      Title: Chairman and Chief Executive
                                               Officer

                                  GUARANTEE

Tyco guarantees each and every representation, warranty, covenant, agreement and other obligation of Beta and Merger Sub, and/or any of their respective permitted assigns (and where any such representation or warranty is made to the knowledge of Beta or Merger Sub, such guarantee shall be deemed made to the knowledge of Tyco), and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement. This is a guarantee of payment and performance, and not of collection, and Tyco acknowledges and agrees that this guarantee is unconditional, and no release or extinguishment of Beta's and Merger Sub's obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Tyco.

Without limiting in any way the foregoing guarantee, Tyco covenants and agrees to adhere to the provisions of Section 1.06, Section 1.07, Section 5.01, Section 5.03 and Section 5.11 of the Agreement.

The provisions of Article VIII of the Agreement are incorporated herein, mutatis mutandis, except that notices and other communications hereunder to Tyco shall be delivered to Tyco International Ltd., The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM 11
Bermuda, Attn: Secretary, Telecopy No. (441) 295-9647, Confirm No. (441) 292-8674 (with a copy as provided therefor in Section 8.02(a)).

We understand that the Company is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Tyco were a party thereto.


                                    TYCO INTERNATIONAL LTD.


                                    By /s/ Mark A. Belnick
                                       ------------------------------------
                                       Name:   Mark A. Belnick
                                       Title:  Executive Vice President and
                                               Chief Corporate Counsel